Exhibit (d)(1)

BRANDES INVESTMENT TRUST

AMENDED AND RESTATED INVESTMENT ADVISORY AGREEMENT

This AMENDED AND RESTATED INVESTMENT ADVISORY AGREEMENT (the “Agreement”), made this 18th day of November, 2021, is entered into by and between BRANDES INVESTMENT TRUST (the “Trust”), a trust organized under the laws of the State of Delaware, on behalf of its series listed in Schedule A, as amended from time to time (each, a “Fund” and collectively, the “Funds”), and BRANDES INVESTMENT PARTNERS, L.P. (the “Advisor”), a Delaware limited partnership.

WITNESSETH:

WHEREAS, the Trust is an open-end management investment company registered as such under the Investment Company Act of 1940, as amended (the “Act”), and is authorized to issue shares in separate series with each series representing interests in a separate fund of securities and other assets;

WHEREAS, the Advisor is engaged principally in the business of rendering investment advisory services and is registered as an investment adviser under the Investment Advisers Act of 1940, as amended;

WHEREAS, the Trust desires the Advisor to render investment advisory services to the Trust in the manner and on the terms and conditions hereinafter set forth, and the Advisor desires to render such services under such terms and conditions;

WHEREAS, the Trust and the Advisor desire to amend and restate the Investment Advisory Agreement dated December 16, 1996, as amended October 3, 2005; January 1, 2008; October 1, 2008; January 31, 2011; January 30, 2012; May 10, 2012; May 9, 2013; December 31, 2014; February 1, 2015; February 1, 2017; January 2, 2018; February 15, 2018; November 15, 2018; May 9, 2019; May 29, 2019; May 14, 2020; and August 12, 2021, to incorporate the substance of the aforementioned amendments into one document; and

WHEREAS, the implementation of such revisions will result in no change in the nature and level of advisory services to be provided by the Advisor to the Funds;

NOW, THEREFORE, in consideration of the mutual promises and agreements herein contained and other good and valuable consideration, the receipt of which is hereby acknowledged, it is hereby agreed by and between the parties hereto as follows:

1. In General

The Trust hereby appoints the Advisor to act as investment adviser to each Fund. The Advisor agrees, all as more fully set forth herein, to provide professional investment management with respect to the investment of the assets of each Fund and to supervise and arrange the purchase and sale of securities held in the portfolio of each Fund.

2. Duties and Obligations of the Advisor with respect to Management of each Fund

(a) Subject to the succeeding provisions of this section and subject to the direction and control of the Board of Trustees of the Trust, the Advisor shall:

(i) Decide what securities shall be purchased or sold by each Fund and when; and

(ii) Arrange for the purchase and the sale of securities held in the portfolio of each Fund by placing purchase and sale orders for such Fund.

(b) Any investment purchases or sales made by the Advisor shall at all times conform to, and be in accordance with, any requirements imposed by: (1) the provisions of the Act and of any rules or regulations in force thereunder; (2) any other applicable provisions of law; (3) the provisions of the Declaration of Trust and By-Laws of the Trust as amended from time to time; (4) any policies and determinations of the Board of Trustees of the Trust; and (5) the fundamental policies of the applicable Fund, as reflected in the Trust’s registration statement under the Act, or as amended by the shareholders of the Fund.

(c) The Advisor shall give the Trust the benefit of its best judgment and effort in rendering services hereunder. In the absence of willful misfeasance, bad faith, gross negligence or reckless disregard of obligations or duties (“disabling conduct”) hereunder on the part of the Advisor (and its officers, directors, agents, employees, controlling persons, shareholders and any other person or entity affiliated with the Advisor) the Advisor shall not be subject to liability to the Trust or to any shareholder of a Fund for any act or omission in the course of, or connected with rendering services hereunder, including without limitation, any error of judgment or mistake of law or for any loss suffered by any of them in connection with the matters to which this Agreement relate, except to the extent specified in Section 36(b) of the Act concerning loss resulting from a breach of fiduciary duty with respect to the receipt of compensation for services. Except for such disabling conduct, the Trust shall indemnify the Advisor (and its officers, directors, agents, employees, controlling persons, shareholders and any other person or entity affiliated with the Advisor) from any liability arising from the Advisor’s conduct under this Agreement to the extent permitted by the Declaration of Trust and applicable law.

(d) Nothing in this Agreement shall prevent the Advisor or any affiliated person (as defined in the Act) of the Advisor from acting as investment adviser or manager and/or principal underwriter for any other person, firm or corporation and shall not in any way limit or restrict the Advisor or any such affiliated person from buying, selling or trading any securities for its or their own accounts or the accounts of others for whom it or they may be acting, provided, however, that the Advisor expressly represents that it will undertake no activities which, in its judgment, will adversely affect the performance of its obligations to the Trust under this Agreement.

(e) It is agreed that the Advisor shall have no responsibility or liability for the accuracy or completeness of the Trust’s registration statement under the Act except for information supplied by the Advisor for inclusion therein.

3. Broker-Dealer Relationships

In connection with its duties set forth in Section 2(a)(ii) of this Agreement to arrange for the purchase and the sale of securities held by each Fund by placing purchase and sale orders for the such Fund, the Advisor shall select such broker-dealers (“brokers”) as shall, in the Advisor’s judgment, implement the policy of the Trust to achieve “best execution”, i.e., prompt and efficient execution at the most favorable securities price. In making such selection, the Advisor is authorized to consider the reliability, integrity and financial condition of the broker. The Advisor is also authorized to consider whether the broker provides brokerage and/or research services to the Trust and/or other accounts of the Advisor. The commissions paid to such brokers may be higher than another broker would have charged if a good faith determination is made by the Advisor that the commission is reasonable in relation to the services provided, viewed in terms of either that particular transaction or the Advisor’s overall responsibilities as to the accounts as to which it exercises investment discretion. The Advisor shall use its judgment in determining that the amount of commissions paid are reasonable in relation to the value of brokerage and research services provided and need not place or attempt to place a specific dollar value on such services or on the portion of commission rates reflecting such services. To demonstrate that such determinations were in good faith, and to show the overall reasonableness of commissions paid, the Advisor shall be prepared to show that commissions paid (I) were for purposes contemplated by this Agreement; (ii) provide lawful and appropriate assistance to the Advisor in the performance of its decision-making responsibilities; and (iii) were within a reasonable range as compared to the rates charged by qualified brokers to other institutional investors as such rates may become known from available information. The Trust recognizes that, on any particular transaction, a higher than usual commission may be paid due to the difficulty of the transaction in question.

4. Allocation of Expenses

The Advisor agrees that it will furnish the Trust, at the Advisor’s expense, with all office space and facilities, and equipment and clerical personnel necessary for carrying out its duties under this Agreement. The Advisor will also pay all compensation of all Trustees, officers and employees of the Trust who are affiliated persons of the Advisor. All costs and expenses not expressly assumed by the Advisor under this Agreement shall be paid by the Trust, including, but not limited to (I) interest and taxes; (II) brokerage commissions; (III) insurance premiums; (IV) compensation and expenses of its Trustees other than those affiliated with the Advisor or the Administrator; (V) legal and audit expenses; (VI) fees and expenses of the Funds’ custodian, transfer agent and accounting services agent; (VII) expenses incident to the issuance of its shares, including stock certificates and issuance of shares on the payment of, or reinvestment of, dividends; (VIII) fees and expenses incident to the registration under Federal or state securities laws of each Fund or its shares; (IX) expenses of preparing, printing and mailing reports, notices, proxy material and prospectuses to shareholders of each Fund; (X) all other expenses incidental to holding meetings of each Fund’s shareholders; (XI) dues or assessments of or contributions to the Investment Company Institute or any successor or other industry association; (XII) such non-recurring expenses as may arise, including litigation affecting the Trust and the legal obligations which the Trust may have to indemnify its officers and Trustees with respect thereto; (XIII) fees of the Funds’ Administrator; and (XIV) the organization costs of each Fund. Notwithstanding any provisions of this Section 4 to the contrary, all costs and expenses of the SMART Fund, other than extraordinary expenses, shall be paid by the Advisor.

5. Compensation of the Advisor

(a) The Trust agrees to pay the Advisor and the Advisor agrees to accept as full compensation for all services rendered by the Advisor as such, an annual management fee, payable monthly and computed on the value of the net assets of each Fund as of the close of business each business day at an annual rate of the net assets of each Fund as reflected in Schedule A attached hereto.

(b) In the event the expenses of a Fund (including the fees of the Advisor and the Administrator and amortization of organization expenses but excluding interest, taxes, brokerage commissions, extraordinary expenses and sales charges and distribution fees) for any fiscal year exceed the limits set by applicable regulations of state securities commissions in states where the Fund’s shares are registered or qualified for sale, the Advisor will reduce its fee by the amount of such excess. Any such reductions are subject to readjustment during the year. The payment of the management fee at the end of any month will be reduced or postponed or, if necessary, a refund will be made to the Fund so that at no time will there be any accrued but unpaid liability under this expense limitation.

(c) The Advisor acknowledges and agrees that the obligations of each Fund pursuant to the Agreement bind only such Fund, and that the Advisor may not look to the assets of any other Fund for payment or other satisfaction of such obligations.

6. Duration and Termination

(a) This Agreement shall become effective with respect to each Fund as of the corresponding effective date indicated in Schedule A and, unless sooner terminated with respect to a Fund as provided herein, shall continue in effect for a period of two years as to such Fund. Thereafter, if not terminated, this Agreement shall continue in effect with respect to the Fund for successive periods of 12 months, provided such continuance is specifically approved at least annually by the Trust’s Board of Trustees, including the vote of a majority of the Trustees who are not parties to this Agreement or “interested persons” (as defined in the Act) of any such party cast in person at a meeting called for the purpose of voting on such approval, or by the vote of the holders of a “majority” (as so defined) of the outstanding voting securities of the Fund.

(b) This Agreement may be terminated by the Advisor at any time without penalty upon giving the Trust sixty (60) days’ written notice (which notice may be waived by the Trust) and may be terminated by the Trust at any time without penalty upon giving the Advisor sixty (60) days’ written notice (which notice may be waived by the Advisor), provided that such termination by the Trust shall be directed or approved by the vote of a majority of all of its Trustees in office at the time or by the vote of the holders of a majority (as defined in the Act) of the voting securities of the applicable Fund. This Agreement shall automatically terminate in the event of its assignment (as so defined).

7. General

The Advisor represents and warrants to the Trust that it is duly qualified to conduct its business under the laws of the State of California and is a registered investment adviser under the Investment Advisers Act of 1940 and applicable state laws. This Agreement constitutes the entire agreement and understanding between the parties hereto, and supersedes all prior agreements and understandings relating to the subject matter hereof. This Agreement shall be governed and construed in accordance with the laws of the State of California (without regard to conflicts of law).

IN WITNESS WHEREOF, the parties hereto have caused the foregoing instrument to be executed by duly authorized persons and their seals to be hereunto affixed, all as of the day and year first above written.

BRANDES INVESTMENT TRUST

By:	/s/ Jeff Busby

ATTEST:

/s/ Thomas M. Quinlan

BRANDES INVESTMENT PARTNERS, L.P.

By:	/s/ Brent Woods

ATTEST:

/s/ Glenn Carlson

Exhibit (d)(1)

SCHEDULE A

BRANDES INVESTMENT TRUST

Advisory Fee Schedule

Series of Brandes Investment Trust	Annual Advisory Fee	Effective Date
Brandes Core Plus Fixed Income Fund	0.35%	January 1, 2008

Brandes Global Equity Fund	0.80%	October 1, 2008

Brandes International Equity Fund	0.75% on average daily net assets under $2.5 billion; 0.70% between $2.5 billion and $5.0 billion; 0.67% on average daily net assets greater than $5.0 billion.	December 16, 1996

Brandes Emerging Markets Value Fund	0.95% on average daily net assets under $2.5 billion; 0.90% on average daily net assets from $2.5 billion to $5.0 billion; 0.85% on assets greater than $5.0 billion.	January 31, 2011

SMART Fund	0.00%	October 3, 2005

Brandes International Small Cap Equity Fund	0.95% on average daily net assets up to $1.0 billion; 0.90% on average daily net assets greater than $1 billion.	January 30, 2012

Brandes Small Cap Value Fund	0.70%	January 2, 2018

Brandes U.S. Value Fund	0.55%	August 12, 2021